Exhibit 5.2

June 26, 2014

The Board of Directors

Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Legg Mason, Inc.

$250,000,000 2.700% Senior Notes due 2019

$250,000,000 3.950% Senior Notes due 2024

$150,000,000 5.625% Senior Notes due 2044

Ladies and Gentlemen:

We have acted as counsel to Legg Mason, Inc., a Maryland corporation (the “Company”), in connection with the purchase and sale of (i) $250,000,000 aggregate principal amount of the Company’s 2.700% Senior Notes due 2019 (the “2019 Notes”), (ii) $250,000,000 aggregate principal amount of the Company’s 3.950% Senior Notes due 2024 (the “2024 Notes”), and (iii) $150,000,000 aggregate principal amount of the Company’s 5.625% Senior Notes due 2044 (the “2044 Notes” and, together with the 2019 Notes and the 2024 Notes, the “Notes”), subject to the terms and conditions set forth in the Underwriting Agreement, dated as of June 23, 2014 (the “Underwriting Agreement”), among the Company and the several underwriters named therein. The Notes are issued pursuant to an indenture, dated as of January 22, 2014 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 22, 2014, with respect to the 2044 Notes (the “First Supplemental Indenture”), as further supplemented by the Second Supplemental Indenture, dated as of June 26, 2014, with respect to the 2019 Notes (the “Second Supplemental Indenture”), and as further supplemented by the Third Supplemental Indenture, dated as of June 26, 2014, with respect to the 2024 Notes (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), in each case between the Company and The Bank of New York Mellon, as trustee (the “Trustee”)

In that connection, we have reviewed the originals, or copies identified to our satisfaction, of the Underwriting Agreement, the Indenture, the forms of certificate representing the Notes, and such corporate records of the Company, certificates of public officials, officers of the Company and other persons and other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below. In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company; and that the Indenture is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms. We also have assumed that the execution, delivery and performance by the Company of the Indenture and the Notes has been duly authorized by all necessary action (corporate or otherwise), and that the Indenture does not (a) contravene the Articles of Incorporation or By-laws of the Company, (b) violate any law, rule or regulation applicable to the Company or (c) result in any conflict with or breach of any agreement or document binding on the Company or any of its subsidiaries, and that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is or will be required for the due execution, delivery or performance by the Company of the Indenture or, if any such authorization, approval, consent, action, notice or filing is or will be required, it has been or will be duly obtained, taken, given or made and is or will be in full force and effect.

Our opinion set forth below is limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. Each of the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2. As (i) the Indenture has been duly executed and delivered by the Company, (ii) the final terms of the Notes have been duly established and approved by Company, (iii) the purchase and sale of the Notes have been duly authorized by all necessary action (corporate or otherwise) and (iv) such Notes have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Notes constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and are entitled to the benefits of the Indenture.

The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3ASR (File No. 333-193321) filed by the Company to effect the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of our name in the prospectus and prospectus supplement constituting a part or deemed a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

JS/TP/RS/TB

LJ